Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

China Yuchai International Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.10 per share	Other	1,800,000	$23.19(2)	$41,744,250.00	0.00015310	$6,391.05

Total Offering Amounts							$6,391.05
Total Fee Offsets
Net Fee Due							$6,391.05

(1) This registration statement registers 1,800,000 ordinary shares of China Yuchai International Limited, par value US$0.10, available for issuance under the China Yuchai International Limited 2025 Equity Incentive Plan (the “Plan”) which was adopted by the Board of Directors of China Yuchai International Limited on May 16, 2025 and approved by the shareholders of the Registrant on July 8, 2025. The Plan authorizes the issuance of a maximum of 1,800,000 Shares. The amount being registered shall also include any additional Shares which may be offered as a result of stock splits, stock dividends or similar transaction in accordance with Rule 416(a) under the Securities Act.

(2) Calculated in accordance with Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per ordinary share and proposed maximum aggregate offering price are based on the average of the high and low prices of the registrant’s ordinary shares on The New York Stock Exchange on July 2, 2025.

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